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                                                                  Exhibit No. 13



                                 April 1, 1987


PaineWebber Series Trust
1285 Avenue of the Americas
New York, New York  10019

Ladies and Gentlemen:

     Please be advised that the shares of beneficial interest of the PaineWebber Series Trust, which we have today purchased from you in the aggregate amount of $100,000 were purchased as an investment with no present intention of redeeming or selling such shares and we do not have any intention of redeeming or selling such shares.

                                 Very truly yours,

                                 PAINEWEBBER INCORPORATED



                                 By:  /s/ Dianne E. O'Donnell
                                      -----------------------
                                      Dianne E. O'Donnell, Esq.
                                      Vice President and Associate
                                      General Counsel